DMC GLOBAL INC.
2025 OMNIBUS INCENTIVE PLAN
PERFORMANCE SHARE UNIT AWARD AGREEMENT

Notice of Performance Share Unit Award

DMC Global Inc. (the “Company”) grants to the Participant named below, in accordance with the terms of the DMC Global Inc. 2025 Omnibus Incentive Plan (the “Plan”) and the Performance Share Unit Award Agreement attached hereto (such agreement, together with this Notice of Performance Share Unit Award, the “Agreement”), the right to earn Performance Share Units (the “Performance Share Units”) on the terms set forth below and in the Agreement. All capitalized terms not defined herein or in the Agreement shall have the meanings given to such terms in the Plan.

PARTICIPANT: James O’Leary

DATE OF GRANT: July 1, 2025

TARGET NUMBER
OF PERFORMANCE
SHARE UNITS GRANTED (“TARGET UNITS”): [●]

OVERVIEW:    Subject to the Plan and the Agreement, the Participant shall be eligible to earn a number of Performance Share Units between 0% - 200% of the Target Units based on the attainment of the Performance Measures described below over the Performance Period set forth below. Except as set forth below under “Special Vesting Events,” the Participant must remain in the Continuous Service of the Company from the Date of Grant through the last day of the Performance Period in order to earn any Performance Share Units hereunder.

PERFORMANCE
PERIOD:     January 1, 2025 - December 31, 2027

PERFORMANCE
MEASURES:    The actual number of Performance Units earned and payable hereunder (the “Earned Performance Units”) shall be equal to (x) the number of Target Units awarded, multiplied by (y) the Attainment Percentage.

The “Attainment Percentage” shall be based on (i) the Company’s cumulative consolidated Adjusted EBITDA (defined below) over the Performance Period as compared to Target Cumulative Consolidated Adjusted EBITDA (defined below) and (ii) the Company’s cumulative consolidated Free Cash Flow over the Performance Period as compared to Target Cumulative Consolidated Free Cash Flow (defined below). Adjusted EBITDA and Free Cash Flow are weighted 50% Adjusted EBITDA and 50% Free Cash Flow for purposes of calculating the Attainment Percentage.

“Target Cumulative Consolidated Adjusted EBITDA” is equal to $278 million. Payout shall be calculated based on the cumulative Adjusted EBITDA of the Company over the Performance Period with a minimum cumulative consolidated Adjusted EBITDA of $222 million and a maximum cumulative consolidated Adjusted EBITDA of $334 million.

“Target Cumulative Consolidated Free Cash Flow” is equal to $125 million. Payout shall be calculated based on the cumulative consolidated Free Cash Flow of the Company over the Performance Period with a minimum cumulative consolidated Free Cash Flow of $100 million and a maximum cumulative consolidated Free Cash Flow of $150 million.

The Performance Measures shall be adjusted as set forth in the Plan.

ADJUSTED EBITDA:    “Adjusted EBITDA” shall be defined as follows: EBITDA is defined as net income plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation, restructuring and impairment charges and, when appropriate, other extraordinary items that management does not utilize in assessing the Company’s operating performance. For purposes of this Agreement, Adjusted EBITDA for a relevant fiscal year shall be the same as reported in the Company’s Form 10-K.

FREE CASH FLOW:    “Free Cash Flow” shall be defined as total cash from operations minus capital expenditures, net, and, when appropriate, adjusted for unusual or infrequent cash payments or receipts that management does not utilize in assessing the Company’s Free Cash Flow performance. For purposes of this Agreement, total cash from operations and capital expenditures, net, shall be the same as reported in the Company’s Form 10-K.

SPECIAL VESTING
EVENTS:     Death or Disability

In the event of the termination of the Participant’s Continuous Service by the Company as a result of the Participant’s death or Disability, upon such termination of Continuous Service the Participant shall earn and vest in that number of Earned Performance Share Units equal to the Target Units.

Termination of Continuous Service without Cause or for Good Reason

In the event of the termination of the Participant’s Continuous Service without Cause (as defined in Section 2 of the Agreement) or by the Participant for Good Reason (if and to the extent as defined in and pursuant to Section 2 of the Agreement), the Participant shall be eligible to earn and vest in that number of Earned Performance Share Units at the end of the Performance Period determined as if the Participant had not terminated Continuous Service.

Change in Control

If, as of the date of the Change in Control, the Performance Share Units have not yet been earned and remain subject to performance conditions or other restrictions, the Performance Share Units shall cease to be subject to such conditions and shall be deemed earned and vested as of the date of the consummation of the Change in Control as provided herein, unless the Performance Share Units are assumed, converted or replaced by the continuing entity; provided, however, that in the event that the Participant’s Continuous Service is terminated (i) by the Company and its Subsidiaries without Cause or (ii) by the Participant for Good Reason, (if, in the case of this clause (ii), the Participant is a participant in (and a party to an agreement under) the Severance Plan at the time of the Participant’s termination of Continuous Service), within twenty-four (24) months following consummation of the Change in Control, the performance conditions and other restrictions applicable to the assumed, converted or replacement award shall lapse (and vesting and earning of the award shall accelerate) upon such termination. For the purposes herein, in the event that the Participant’s Performance Share Units are deemed vested and earned as provided herein, the number of Shares of Common Stock that are deemed Earned Performance Share Units shall be based on the level of actual performance achieved as of the date of the Change in Control if actual performance is determinable, or at the target level, if actual performance is not determinable.

Payment:     The Company shall issue to the Participant one Share for each Earned Performance Share Unit, with the delivery of such Shares to occur as soon as reasonably practicable following the certification of results for the Performance Period (or if sooner, a termination of the Participant’s Continuous Service as a result of death or Disability or the occurrence of a Change in Control), but in all events payment shall be made no more than seventy-four (74) days following the last day of the Performance Period (or the date of a termination upon death or Disability or a Change in Control, if sooner).

Dividend Equivalents:     The Participant shall be entitled in respect of Earned Performance Share Units to receive an additional amount in cash equal to the value of all dividends and distributions made between the Date of Grant and the date of payment of the Earned Performance Share Units with respect to a number of Shares equal to the Earned Performance Share Units (the “Dividend Equivalent”). The Dividend Equivalent shall be accumulated and paid on the date on which the Earned Performance Share Units are paid.

The Participant acknowledges receipt of a copy of the Plan and represents that he or she is familiar with the terms and provisions thereof, and hereby accepts the Agreement attached hereto subject to all of the terms and provisions thereof. The Participant has reviewed the Plan and the Agreement (including this Notice of Performance Share Unit Award) in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Notice of Performance Share Unit Award and fully understands all provisions hereof and of the Plan and the Agreement. The Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and the Agreement (including this Notice of Performance Share Unit Award). The Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	DMC GLOBAL INC.

By:	By:
Name:	Name:
Address:	Title:
Date:
Date:

Performance Share Unit Award Agreement

Section 1. Grant of Performance Share Units. The Company hereby grants to the Participant the right to earn Performance Share Units as set forth in the Notice of Performance Share Unit Award, subject to the terms, definitions and provisions of the Plan and the Agreement. All terms, provisions, and conditions applicable to Performance Share Units set forth in the Plan and not set forth in the Agreement are incorporated by reference. To the extent any provision of the Agreement is inconsistent with a provision of the Plan, the provisions of the Plan will govern. All capitalized terms that are used in the Agreement and not otherwise defined herein shall have the meanings ascribed to them in the Plan.

Section 2. Termination of Continuous Service.

(a) Upon the termination of the Participant’s Continuous Service with the Company or its Subsidiaries for any reason, any Performance Share Units that have not been earned and vested or that are not entitled to be earned and vested following termination of employment in accordance with the Notice of Performance Share Unit Award shall immediately be forfeited. Upon forfeiture, the Participant shall have no further rights with respect to such Performance Share Units and related Dividend Equivalents.

(b) For purposes of the Agreement, the term “Cause” shall have the meaning ascribed to such term in that certain Letter Agreement dated as of June 20, 2025 between the Company and the Participant (the “Letter Agreement”), or, if the Letter Agreement is no longer in effect, as provided in the Company’s Executive Severance Plan of February 26, 2025 (as may be modified or amended, the “Severance Plan”); provided, that, if the Participant is not a participant in (and a party to an agreement under) the Severance Plan at the time of the applicable termination of Continuous Service, the term “Cause” shall have the same meaning as provided in the Plan.

(c) or purposes of the Agreement, the term “Change in Control” shall have the meaning ascribed to such term in the Letter Agreement, or, if the Letter Agreement is no longer in effect, as provided in the Severance Plan; provided, that, if the Participant is not a participant in (and a party to an agreement under) the Severance Plan at the time of the applicable termination of Continuous Service, the term “Change in Control” shall have the same meaning as provided in the Plan.

(d) For purposes of the Agreement, the term “Good Reason” shall have the meaning ascribed to such term in the Letter Agreement, or, if the Letter Agreement is no longer in effect, as provided in the Severance Plan ; provided, that if the Participant is not a participant in (and a party to an agreement under) the Severance Plan at the time of the applicable termination of Continuous Service, then references to “Good Reason” in the Agreement shall be disregarded for all purposes hereof, and the Participant shall not be entitled to vesting of the Award in the event of termination of Continuous Service for any reason other than termination due to death, Disability or termination by the Company and its Subsidiaries without Cause.

Section 3. Non-Transferability of Performance Share Units. Except as otherwise provided in the Plan and the Agreement or as determined by the Committee, the Performance Share Units may not be sold, transferred, pledged, assigned or otherwise alienated or hypothecated.

Section 4. Performance Measures. Except as otherwise set forth in the Agreement (including the Notice of Performance Share Unit Award), Performance Share Units shall become Earned Performance Share Units based on the degree to which the Performance Measures set forth in the Notice of Performance Share Unit Award are satisfied as determined by the Committee.

Section 5. Payment. Payment in respect of Earned Performance Share Units shall be made at the time(s) and in the form(s) set forth in the Notice of Performance Share Unit Award.

Section 6. Entire Agreement. The Plan is incorporated herein by reference. The Plan and this Agreement constitute the entire agreement of the parties with respect to the Performance Share Units and may not be modified adversely to the Participant’s interest except by means of a writing signed by the Company and the Participant or as otherwise provided in the Plan.

Section 7. No Stockholder Rights. The Participant shall have no rights as a stockholder with respect to the Performance Share Units unless and until (and then only to the extent that) the Performance Share Units have vested and certificates for such Shares have been issued and delivered to him or her (or, in the case of uncertificated shares, other written evidence of ownership in accordance with Applicable Laws shall have been provided).

Section 8. Taxes. Pursuant to Section 16 of the Plan, the Committee shall have the power and the right to deduct or withhold, or require the Participant to remit to the Company in cash the amount of any tax or other amount required by any governmental authority to be withheld and paid over by the Company to such authority for the account of the Participant, and the Participant agrees, as a condition to the grant of the Performance Share Units and delivery of the Shares or any other benefit, to satisfy such obligations. The Participant may elect to satisfy all or part of such withholding requirement by tendering previously-owned Shares (which are fully vested and not subject to any pledge or other security interest) or by having the Company withhold Shares having a Fair Market Value as of the date that the amount of tax to be withheld is determined as nearly equal as possible to but not exceeding (unless otherwise permitted by the Committee in a manner in accordance with Applicable Laws and applicable accounting principles) the amount of such obligations being satisfied, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. The Participant acknowledges that he or she is at all times solely responsible for paying any federal, state, foreign and/or local income or service tax due with respect to the Performance Share Units, and the Company shall not be liable for any interest or penalty that the Participant incurs by failing to make timely payments of tax or otherwise. The Company shall not have any obligation to indemnify or otherwise hold the Participant harmless from any or all such taxes. The Participant further acknowledges that the Company has made no warranties or representations to the Participant with respect to the tax consequences (including, but not limited to, income tax consequences) related to the transactions contemplated by this Agreement, and the Participant is in no manner relying on the Company or its representatives for an assessment of such tax consequences. The Participant acknowledges that there may be adverse tax consequences upon the grant or vesting of the Performance Share Units and/or the acquisition or disposition of the Shares and that he or she has been advised that he or she should consult with his or her own attorney, accountant and/or tax advisor regarding the decision to enter into this Agreement and the consequences thereof. The Participant also acknowledges that the Company has no responsibility to take or refrain from taking any actions in order to achieve a certain tax result for the Participant.

Section 9. Company Policies to Apply. The sale of any Shares received hereunder upon settlement of the Earned Performance Share Units is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the Shares are then traded. In addition, as a condition to receiving the Performance Share Units, the Participant agrees that he or she shall abide by the Company’s Clawback Policy(ies), Stock Ownership and Equity Retention Policy(ies) and/or other policies adopted by the Company or an Affiliate, each as in effect from time to time and to the extent applicable to the

Participant. Further, the Participant shall be subject to such compensation recovery, recoupment, forfeiture or other similar provisions as may apply under Applicable Laws. By participating in the Plan, the Participant is deemed to have consented to the provisions of the Plan, including but not limited to Section 24(p) thereof.

Section 10. Miscellaneous Provisions.

(a) Notice. Any notice required by the terms of this Agreement shall be given in writing and shall be deemed effective upon personal delivery or upon deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid. Notice shall be addressed to the Company at its principal executive office and to the Participant at the address that he or she most recently provided in writing to the Company.

(b) Securities Laws. Upon the acquisition of any Shares pursuant to payment in respect of Earned Performance Share Units, the Participant shall make or enter into such written representations, warranties and agreements as the Committee may reasonably request in order to comply with applicable securities laws or with this Agreement.

(c) Choice of Law. TO THE EXTENT NOT PREEMPTED BY FEDERAL LAW, THE PLAN AND THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, EXCLUDING ANY CONFLICTS OR CHOICE OF LAW RULE OR PRINCIPLE THAT MIGHT OTHERWISE REFER CONSTRUCTION OR INTERPRETATION OF THE PLAN AND THIS AGREEMENT TO THE SUBSTANTIVE LAW OF ANOTHER JURISDICTION. ANY AND ALL DISPUTES BETWEEN A PARTICIPANT OR PERSON CLAIMING THROUGH HIM OR HER AND THE COMPANY OR ANY AFFILIATE RELATING TO THE PLAN OR AN AWARD SHALL BE BROUGHT ONLY IN THE STATE COURTS LOCATED IN DENVER, COLORADO, OR THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF COLORADO, AS APPROPRIATE.

(d) Modification or Amendment. The Committee may amend, alter, suspend and/or terminate the Performance Share Units and this Agreement, prospectively or retroactively, but (except as otherwise provided in Sections 20(b) and (d) of the Plan) such amendment, alteration, suspension or termination shall not, without the written consent of the Participant, materially adversely affect the rights of the Participant with respect to the Performance Share Units. Notwithstanding the provisions of this Section 10 (d), the Committee shall have unilateral authority to amend the Plan and this Agreement (without the Participant’s consent) to the extent necessary to comply with Applicable Laws or changes to Applicable Laws (including but in no way limited to federal securities laws).

(e) Severability. In the event any provision of this Agreement shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions of this Agreement, and this Agreement shall be construed and enforced as if such illegal or invalid provision had not been included.

(f) Counterparts. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(g) References to Plan. All references to the Plan shall be deemed references to the Plan as may be amended and/or restated.

(h) Headings. The captions used in this Agreement are inserted for convenience and shall not be deemed a part of this Agreement for construction or interpretation.

(i) Interpretation. Any dispute regarding the interpretation of this Agreement shall be submitted by the Participant or by the Company forthwith to the Board or the Committee. The resolution of such dispute by the Board or the Committee, as applicable, shall be final and binding on all persons.

(j) Section 409A Compliance. The intent of the parties is that payments in respect of Performance Share Units be exempt from Section 409A of the Code as “short-term deferrals,” and this Agreement and the Notice of Performance Share Unit Award shall be interpreted and administered accordingly.

(k) Electronic Delivery and Participation. The Company may, in its sole discretion, decide to deliver to and obtain the Participant’s acceptance of any documents related to the Performance Share Units by electronic means or request such Participant’s consent to participate in the Plan by electronic means.

(l) Effect of Certain Changes in Status. Notwithstanding the other terms of the Plan or this Agreement, the Committee has the sole discretion to determine at any time the effect, if any, of any changes in the Participant’s status as an Employee, including but not limited to a change from full-time to part-time, or vice versa, or other similar changes in the nature or scope of the Participant’s employment or service, on the Performance Share Units (including but not limited to modifying the vesting of the Performance Share Units).
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